EXHIBIT 99.1

CTC MEDIA

FINANCIAL RESULTS FOR

 THE FIRST QUARTER ENDED MARCH 31, 2012

Moscow, Russia — May 3, 2012 — CTC Media, Inc. (“CTC Media” or “the Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the first quarter ended March 31, 2012.

	Three Months
	Ended March 31,
(US$ 000’s except per share data)	2011	2012	Change

Total operating revenues	$165,541	$191,120	15%
Total operating expenses	(129,613)	(141,149)	9%
OIBDA(1)	39,864	55,128	38%
OIBDA margin(1)	24.1%	28.8%
Net income/(loss) attributable to CTC Media, Inc. stockholders	22,792	32,622	43%
Diluted earnings per share	$0.14	$0.21	50%

FINANCIAL HIGHLIGHTS

•                  Total revenues up 19% year-on-year in ruble terms to $191.1 million

•                  Russian advertising revenues up 14% year-on-year in ruble terms

•                  OIBDA up 38% year-on-year in US dollar terms to $55.1 million, with an OIBDA margin of 28.8%

•                  Fully diluted earnings per share of $0.21 (Q1 2011: $0.14)

•                  Net cash position(2) of $111.0 million at the end of the period

•                  Payment of the cash dividends of $0.13 per share (or $20.6 million in the aggregate) in the first quarter

•                  Board of Directors currently intends to pay aggregate cash dividends of approximately $80 million in 2012 and has declared a cash dividend of $0.13 per share (or approximately $21 million in the aggregate) to be paid on or about June 20, 2012 to shareholders of record as of June 1, 2012, with further dividends anticipated in the remaining quarters of 2012

OPERATING HIGHLIGHTS

•                  Combined Russian national inventory was 95% sold-out for Q1 and is approximately 85% sold-out for the full year

•                  Domashny and Peretz Networks recorded all-time high Q1 target audience shares of 3.7% and 2.6%, respectively

(1) OIBDA is defined as operating income before depreciation and amortization (excluding amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(2) Net cash position is defined as cash, cash equivalents and short-term investments less interest bearing liabilities

•                  Launch of CTC-International channel on free-to-air in Kyrgyzstan in April and on HOT BIRD™ 8 satellite making the channel available on cable and satellite networks in Kazakhstan in February

•                  Videomore.ru received an average of 340,000 unique visitors per day in Q1 2012, up from 65,000 in Q1 2011 and 270,000 in Q4 2011.

Boris Podolsky, Acting Chief Executive Officer, Chief Financial Officer of CTC Media, commented, “Our first quarter total revenues were up 15% year-on-year in US dollar terms and 19% in Ruble terms. This included 14% year-on-year growth in our Russian advertising sales in ruble terms with a stable blended power ratio. OIBDA was up 38% year-on-year with an increased margin of 28.8% in the first quarter.

“The Russian TV advertising market is estimated to have grown by up to 10% year-on-year in the first quarter, so we clearly took market share following substantial year-on-year increases in the ratings for our Domashny and Peretz Networks, which recorded all-time high target audience shares. In addition, we benefited from rising prices in the period. We also generated substantially higher sublicensing and own production revenues due to the sale of successful CTC channel premiere shows to broadcasters in Ukraine.

“Our CIS Group revenues were up 40% year-on-year in US dollar terms, which primarily reflected the high sellout ratio for Channel 31 in Kazakhstan. Our content has now become more broadly available following the uplinking in February of the CTC-International pay-TV channel to the HOT BIRD satellite, which provides access to countries in Western and Eastern Europe, North Africa, the Middle East and Central Asia, and we have just made the channel available in Kyrgyzstan. The number of unique daily visitors to our Videomore online video platform was up 26% quarter-on-quarter,  and our recently launched Domashny-branded portal for women has already established itself as one of the ten most visited female online portals in Russia.

“We have continued to invest in in-house content production, programming acquisition, our operations and the expansion of the overall businesses in the quarter and will continue to do so. We paid out a quarterly cash dividend of $20.6 million in the first quarter and ended the quarter with net cash of $111.0 million. As previously announced, we intend to pay out further dividends of the same amount in each of the remaining quarters of 2012, which is in line with our stated intention to return surplus free cash flow to shareholders.

“Our Russian channels are now approximately 85% sold out for 2012 at higher average prices than last year. We will continue to invest and do therefore continue to expect the OIBDA margin for the full year to be lower than the adjusted level for 2011.”

Operating Review

Share of Viewing

	Average Audience Shares (%)
	Q1 2011	Q4 2011	Q1 2012

CTC Network (all 6-54)	11.2	10.6	11.0
CTC Network (all 14-44)	12.0	11.2	12.1
Domashny Network (females 25-59)	2.8	3.3	3.7
Peretz Network (all 25-59)	2.0	2.0	2.6
Channel 31 (all 6-54)	14.8	15.7	14.5

The CTC Network was the third most-watched broadcaster in Russia in the first quarter of 2012, up from the fourth most-watched in the first quarter of 2011, while its average target audience share was slightly down year-on-year to 11.0% from 11.2%, reflecting increased competition and continued audience fragmentation. At the same time, CTC’s target audience share in prime time (from 7pm until 11pm) was up year-on-year in the first quarter to 12.5% from 12.3%, reflecting the success of the premieres launched in 2012. CTC Network’s average audience share in the most commercially attractive “all 14-44” demographic was also up year-on-year in the first quarter to 12.1% from 12.0%.

The Domashny Network recorded its all-time high quarterly target audience share of 3.7% in the first quarter of 2012, up from 2.8% in the first quarter of 2011. The significant year-on-year increase was primarily driven by success of the Turkish historical drama series “Magnificent Century” and supported by the strong overall programming schedule.

The Peretz Network also recorded its all-time high quarterly target audience share of 2.6% in the first quarter of 2012, up from 2.0% in the first quarter of 2011. The year-on-year growth was primarily driven by success of the programming schedule introduced following the channel’s repositioning, which primarily included locally produced entertainment shows.

As previously announced, starting from January 1, 2012, the target audiences of the Domashny and Peretz Networks have been slightly adjusted as part of a standardization of advertising inventory that is taking place in the Russian television industry. Thus, Domashny’s target audience has been modified from “females 25-60” to “females 25-59”; Peretz’s target audience has been modified from “all 25-54” to “all 25-59”.

Channel 31’s average target audience share was slightly down year-on-year in the first quarter to 14.5% from 14.8%.

Revenues

	Three months Ended March 31,
(US$ 000’s)	2011	2012	Change

Operating revenues:
Advertising revenue	$163,105	$180,669	11%
Sublicensing and own production revenue	1,862	9,241	396%
Other revenue	574	1,210	111%
Total operating revenues	$165,541	$191,120	15%

Total operating revenues were up 15% year-on-year in US dollar terms and up 19% year-on-year in ruble terms in the first quarter. This primarily reflected the year-on-year target audience shares growth for Domashny and Peretz Networks and growth of the Russian television advertising market, as well the increase in sublicensing and own production revenue.

Russian advertising sales accounted for approximately 92% of total operating revenues during the first quarter of 2012 (Q1 2011: 97%) and were up 10% year-on-year in US dollar terms and up 14% year-on-year in ruble terms. Advertising prices were up year-on-year in the period and so was the level of television viewership, which resulted in the overall increase of the advertising inventory on the market. Sellout of CTC Media’s Russian TV channels national inventory was lower year-on-year in the first quarter at 95% (Q1 2011: 98%).

The Company’s sublicensing and own-production revenue was up approximately five-fold year-on-year in the first quarter in US dollar terms, primarily due to higher sales of content to broadcasters in Ukraine, including the sales of the first-run shows launched on the CTC channel in the first quarter 2012.

Other revenue was up 111% year-on-year in US dollar terms in the first quarter 2012, primarily reflecting sustained revenue growth from CTC-International.

For the first quarter of 2012, the Company generated revenues of approximately $0.5 million from its new media projects, most of which related to advertising sales on the Videomore.ru. For reporting purposes, the new media revenues were allocated to the CTC, Domashny and Peretz networks’ advertising revenues.

	Three Months
	Ended March 31,
(US$ 000’s)	2011	2012	Change

Operating revenues by segment(1):
CTC Network	$108,293	$124,633	15%
Domashny Network	19,748	22,876	16%
Peretz Network	12,671	15,680	24%
CTC Television Station Group	17,859	17,793	—
Domashny Television Station Group	2,629	3,485	33%
Peretz Station Television Group	1,054	1,469	39%
CIS Group	3,079	4,308	40%
Production Group	22	33	50%
CTC-international	186	843	353%
Total operating revenues	$165,541	$191,120	15%

The higher level of year-on-year growth in first quarter revenues for the Peretz and Domashny Networks and Television Station Groups compared to the CTC Network and Television Station Group was due to their year-on-year audience share gains.

The CIS Group, which accounted for 2% of revenues in the first quarters of 2012 and 2011, reported 40% year-on-year increase in sales in US dollar terms. This primarily reflected higher sellout for Channel 31 in Kazakhstan.

Expenses

Total operating expenses were up 9% year-on-year in US dollar terms and up 13% in ruble terms in the first quarter. This primarily reflected the year-on-year increases in programming amortization costs, direct operating expenses and selling, general and administrative expenses, though these increases were partially offset by the year-on-year decrease in stock-based compensation expenses.

(1)  Segment revenues are shown from external customers only, net of intercompany revenues of $3.9 million in the first quarter of 2011 and $8.2 million in the first quarter of 2012, primarily related to revenues from the Production Group that have been eliminated in the consolidation of the Company’s revenues.

	Three Months
	Ended March 31,
(US$ 000’s)	2011	2012	Change

Operating expenses:
Direct operating expenses	$10,710	$11,859	11%
Selling, general & administrative expenses	37,696	42,728	13%
Stock-based compensation expenses	6,219	2,911	-53%
Amortization of programming rights	70,738	75,759	7%
Amortization of sublicensing rights and own production cost	314	2,735	771%
Depreciation & amortization	3,936	5,157	31%
Total operating expenses	$129,613	$141,149	9%

Direct operating expenses increased by 11% year-on-year in US dollar terms and by 14% in ruble terms in the quarter, largely as a result of increased transmission fees and broadcasting expenses relating to regional stations acquired after Q1 2011.

Selling, general and administrative expenses were up 13% year-on-year in US dollar terms and up 17% year-on-year in ruble terms in the first quarter. The increase was primarily due to higher advertising and promotion expenses, higher selling expense as a result of increased Russian advertising sales, and increased salaries and benefits. Compensation payable to Video International, which was included in selling, general and administrative expenses, amounted to $20.2 million in the first quarter of 2012 compared to $18.1 million in the first quarter of 2011.

Stock-based compensation expenses totaled $2.9 million in the quarter (Q1 2011: $6.2 million). The year-on-year decrease in stock-based compensation expenses principally resulted from the departure of the Company’s former CEO at the end of 2011, as a result of which his options ceased to vest.

Programming expenses were up 7% year-on-year in US dollar terms and up 11% in ruble terms in the first quarter, primarily reflecting a more expensive content mix on Domashny Network, CTC Network and Channel 31 in Kazakhstan.

Sublicensing and own production costs totaled $2.7 million in the first quarter (Q1 2011: $0.3 million). The year-on-year increase reflected the year-on-year growth in corresponding revenues.

CTC Media’s consolidated OIBDA was therefore up 38% year-on-year in US dollar terms to $55.1 million in the first quarter (Q1 2011: $39.9 million). OIBDA margin was up year-on-year to 28.8% in the first quarter of 2012 from 24.1% in the first quarter of 2011.

Depreciation and amortization expenses were up 31% year-on-year in US dollar terms and up 35% year-on-year in ruble terms in the quarter. The increase was primarily due to the launch of the new digital broadcasting complex in Moscow in July 2011.

Net interest income was $1.9 million in the first quarter of 2012 (Q1 2011: $1.4 million). Foreign currency loss was $1.4 million in the first quarter of 2012 (Q1 2011: foreign currency gain of $1.1 million).

Pre-tax income therefore increased by 32% year-on-year to $50.9 million in the first quarter (Q1 2011: $38.6 million).

CTC Media’s effective tax rate was 34% in the first quarter (Q1 2011: 39%). The year-on-year decrease in the effective tax rate was primarily due to decreases, as a percentage of consolidated income before tax, in stock based compensation expense, and the recognition of certain foreign tax credits that will be deducted from the US income tax.

Net income attributable to CTC Media, Inc. stockholders therefore was up 43% to $32.6 million in the first quarter (Q1 2011: $22.8 million), and fully diluted earnings per share increased to $0.21 (Q1 2011: $0.14).

Cash Flows

The Company’s net cash flow from operating activities totaled $8.9 million in the first quarter of 2012 (Q1 2011: $12.3 million) and reflected the net effect of increased advertising sales, higher cash spend on acquisition of programming and sublicensing rights and increased trade accounts receivable.

Net cash provided by investing activities totaled $23.3 million in the first quarter (Q1 2011: $26.8 million) and included $3.0 million of capital expenditures (mainly purchases of cable connections and leasehold improvements for the new Company’s office facilities in Moscow) and $26.3 million of net cash received from deposits in Russian banks.

Cash used in financing activities amounted to $15.8 million in the first quarter (Q1 2011: $21.4 million) and primarily reflected the payment of $20.6 million in cash dividends to the Company’s stockholders and $0.5 million in dividends to minority shareholders of the Company’s subsidiaries, partially offset by $4.6 million in proceeds received from the exercise of stock options by the Company’s former CEO.

The Company’s cash and cash equivalents and short-term investments amounted to $129.5 million at March 31, 2012, compared to $129.6 million at December 31, 2011 and to $163.7 million at the end of the first quarter of 2011.

Dividends

The CTC Media Board of Directors has declared a cash dividend of $0.13 per share (or approximately $21 million in the aggregate) to be paid on or about June 20, 2012 to shareholders of record as of June 1, 2012, with further dividends anticipated in the remaining quarters of 2012. The Board of Directors currently intends to pay aggregate cash dividends of approximately $80 million in 2012. While it is the Board’s current intention to declare and pay further dividends in the remaining quarters of 2012, there can be no assurance that such additional dividends will be declared and paid. The lower anticipated payments in 2012 than in 2011 reflect the increased investments that the Company is making and plans to make in programming and in the overall development of the business during 2012. All dividend payments are subject to the discretion of the Board, which will consider factors such as CTC Media’s earnings, financial position and capital allocation requirements as a growth company before formally approving each quarterly dividend.

Conference Call

The Company will host a conference call to discuss its first quarter 2012 financial results today, Thursday, May 3, 2012, at 9:00 a.m. ET (5:00 p.m. Moscow time, 2:00 p.m. London time). To access the conference call, please dial:

+1 631 510 7498 (US/International)

+44 (0) 1452 555 566 (UK/International)

Pass code: 72213198

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for two weeks.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and in a number of other CIS markets. It operates three free-to-air television networks in Russia — CTC, Domashny and Peretz — as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, North Africa, the Middle East and Central Asia. CTC Media also has its own TV content production capabilities through its Story First Production subsidiary. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”. For more information about CTC Media, please visit www.ctcmedia.ru.

***

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations
Ekaterina Ostrova

Tel: +7 495 783 3650

or Irina Klimova
Tel: +7 495 981 0740
ir@ctcmedia.ru

Media Relations
Victoria Bakaeva
Tel: +7 495 785 6347, ext 1210

or Anna Zvereva

Tel: +7 495 785 6347, ext 1212

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and

OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, among others, statements regarding developments in the volume and pricing of television advertising in the Company’s target markets; the Company’s anticipated advertising sellout in 2012; the further development of the Peretz and Domashny channels; the Company’s anticipated operating expenses and capital expenditures in 2012; the Company’s expected rate of its full year 2012 OIBDA margin; and the Company’s expected increase of its total operating revenues in ruble terms in 2012. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed by forward-looking statements include, among others, changes in the size of the Russian television advertising market; the continued successful operation of the Company’s own internal sales house structure; competitive pressures; depreciation of the value of the Russian ruble compared to the US dollar; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; free-to-air television remaining a significant advertising forum in Russia; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on February 28, 2012, and its quarterly report on Form 10-Q to be filed with the SEC on or about the date hereof.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of US dollars, except share and per share data)

	Three months ended March 31,
	2011	2012
REVENUES:
Advertising	$163,105	$180,669
Sublicensing and own production revenue	1,862	9,241
Other revenue	574	1,210
Total operating revenues	165,541	191,120
EXPENSES:
Direct operating expenses (exclusive of amortization of programming rights, sublicensing rights and own production cost, shown below; exclusive of depreciation and amortization of $3,194 and $4,111 for the three months ended March 31, 2011 and 2012, respectively; and exclusive of stock-based compensation of $2,029 and $933 for the three months ended March 31, 2011 and 2012, respectively)	(10,710)	(11,859)
Selling, general and administrative (exclusive of depreciation and amortization of $742 and $1,046 for the three months ended March 31, 2011 and 2012, respectively; and exclusive of stock- based compensation of $4,190 and $1,978 for the three months ended March 31, 2011 and 2012, respectively)	(37,696)	(42,728)
Stock-based compensation expense	(6,219)	(2,911)
Amortization of programming rights	(70,738)	(75,759)
Amortization of sublicensing rights and own production cost	(314)	(2,735)
Depreciation and amortization (exclusive of amortization of programming rights, sublicensing rights and own production cost)	(3,936)	(5,157)
Total operating expenses	(129,613)	(141,149)
OPERATING INCOME	35,928	49,971
FOREIGN CURRENCY (LOSSES) GAINS	1,133	(1,404)
INTEREST INCOME	1,486	2,129
INTEREST EXPENSE	(100)	(201)
OTHER NON-OPERATING INCOME (LOSS), net	(27)	229
EQUITY IN INCOME OF INVESTEE COMPANIES	177	159
Income before income tax	38,597	50,883
INCOME TAX EXPENSE	(14,903)	(17,271)
CONSOLIDATED NET INCOME	$23,694	$33,612
LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(902)	$(990)
NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$22,792	$32,622
Net income per share attributable to CTC Media, Inc. stockholders—basic	$0.15	$0.21
Net income per share attributable to CTC Media, Inc. stockholders—diluted	$0.14	$0.21
Weighted average common shares outstanding—basic	157,001,909	157,495,591
Weighted average common shares outstanding—diluted	158,002,195	157,805,484
Dividends declared per share	$0.16	$0.13

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31, 2011	March 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,331	$30,657
Short-term investments	117,233	98,815
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2011—$977; March 31, 2012—$1,145)	21,831	36,154
Taxes reclaimable	20,311	25,010
Prepayments	57,091	59,665
Programming rights, net	106,947	126,691
Deferred tax assets	20,086	24,743
Other current assets	1,351	2,764
TOTAL CURRENT ASSETS	357,181	404,499
PROPERTY AND EQUIPMENT, net	46,299	48,956
INTANGIBLE ASSETS, net:
Broadcasting licenses	159,369	174,089
Cable network connections	28,148	29,439
Trade names	5,213	5,724
Network affiliation agreements	2,120	1,745
Other intangible assets	3,197	3,346
Net intangible assets	198,047	214,343
GOODWILL	164,375	180,439
PROGRAMMING RIGHTS, net	92,134	94,757

INVESTMENTS IN AND ADVANCES TO INVESTEES	5,041	5,559
PREPAYMENTS	3,012	5,274
DEFERRED TAX ASSETS	26,015	27,309
OTHER NON-CURRENT ASSETS	997	2,420
TOTAL ASSETS	$893,101	983,556
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank overdraft	16,941	18,457
Accounts payable	69,891	72,612
Accrued liabilities	21,393	27,967
Taxes payable	31,905	18,888
Deferred revenue	7,367	6,936
Deferred tax liabilities	12,613	12,844
TOTAL CURRENT LIABILITIES	160,110	157,704
DEFERRED TAX LIABILITIES	35,783	40,148
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:
Common stock ($0.01 par value; shares authorized 175,772,173; shares issued and outstanding December 31, 2011—157,320,070; March 31, 2012— 158,160,719)	1,573	1,582
Additional paid-in capital	481,969	488,360
Retained earnings	322,184	334,245
Accumulated other comprehensive loss	(111,754)	(42,547)
Non-controlling interest	3,236	4,064
TOTAL STOCKHOLDERS’ EQUITY	697,208	785,704
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$893,101	$983,556

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Three months ended March 31,
	2011	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$23,694	$33,612
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense (benefit)	(15)	304
Depreciation and amortization	3,936	5,157
Amortization of programming rights	70,738	75,759
Amortization of sublicensing rights and own production cost	314	2,735
Stock based compensation expense	6,219	2,911
Equity in income of unconsolidated investees	(177)	(159)
Foreign currency losses (gains)	(1,133)	1,404

Changes in operating assets and liabilities:
Trade accounts receivable	(166)	(16,079)
Prepayments	(2,136)	4,371
Other assets	1,211	(2,678)
Accounts payable and accrued liabilities	3,368	1,206
Deferred revenue	(358)	(1,596)
Other liabilities	(15,805)	(13,243)
Dividends received from equity investees	—	344
Acquisition of programming and sublicensing rights	(77,410)	(85,198)
Net cash provided by operating activities	12,280	8,850
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(4,031)	(3,002)
Acquisitions of businesses, net of cash acquired	(7,726)	—
Receipts from deposits	38,597	26,296
Net cash provided by investing activities	26,840	23,294
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	3,901	4,615
Proceeds from overdraft	—	678
Dividends paid to stockholders	(25,115)	(20,561)
Dividends paid to noncontrolling interest	(186)	(515)
Net cash used in financing activities	(21,400)	(15,783)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	4,262	1,965
Net increase in cash and cash equivalents	21,982	18,326
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	59,565	12,331
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$81,547	$30,657

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars)

	Three months ended March 31, 2011
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own production cost	OIBDA
CTC Network	$108,293	$130	$33,036	$(571)	$(52,611)	$(426)	$33,607
Domashny Network	19,748	3	3,158	(224)	(9,914)	—	3,382
Peretz Network	12,671	—	(435)	(744)	(8,114)	—	309
CTC Television Station Group	17,859	468	10,716	(551)	(86)	—	11,267
Domashny Television Station Group	2,629	710	438	(427)	(1)	—	865
Peretz Television Station Group	1,054	383	(1,750)	(1,164)	(1)	—	(586)
CIS Group	3,079	—	(359)	(152)	(1,850)	—	(207)
Production Group	22	2,213	(553)	(23)	—	(1,748)	(530)
Corporate Office		397	(9,372)	(74)	—	—	(9,298)
Business segment results	$165,355	$4,304	$34,879	$(3,930)	$(72,577)	$(2,174)	$38,809
Eliminations and other	186	$(4,304)	$1,049	(6)	$1,839	$1,860	$1,055
Consolidated results	$165,541	—	$35,928	$(3,936)	$(70,738)	$(314)	$39,864

	Three months ended March 31, 2012
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own production cost	OIBDA
CTC Network	$124,633	$75	$40,799	$(1,429)	$(53,538)	$(2,735)	$42,228
Domashny Network	22,876	9	2,062	(359)	(12,752)	—	2,421
Peretz Network	15,680	—	1,935	(776)	(7,499)	—	2,711
CTC Television Station Group	17,793	400	10,649	(495)	(84)	—	11,144
Domashny Television Station Group	3,485	1,013	1,287	(711)	(1)	—	1,998
Peretz Television Station Group	1,469	552	(1,203)	(1,211)	—	—	8
CIS Group	4,308	—	(254)	(117)	(2,995)	—	(137)
Production Group	33	6,186	(578)	(7)	—	(5,863)	(571)
Corporate Office			(5,693)	(47)	—	—	(5,646)
Business segment results	$190,277	$8,235	$49,004	$(5,152)	$(76,869)	$(8,598)	$54,156
Eliminations and other	843	(8,235)	967	(5)	1,110	5,863	972
Consolidated results	$191,120	—	$49,971	$(5,157)	$(75,759)	$(2,735)	$55,128

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

	Three months ended
	March 31,
(US$ 000’s)	2011	2012

OIBDA	$39,864	$55,128
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	(3,936)	(5,157)
Operating income	$35,928	$49,971

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Three months ended
	March 31,
	2011	2012

OIBDA margin	24.1%	28.8%
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights) as a % of total operating revenues	-2.4%	-2.7%
Operating income margin	21.7%	26.1%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

Three Months Ended March 31, 2011
(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Network	$33,607	$(571)	$33,036
Domashny Network	3,382	(224)	3,158
Peretz Network	309	(744)	(435)
CTC Television Station Group	11,267	(551)	10,716
Domashny Television Station Group	865	(427)	438
Peretz Television Station Group	(586)	(1,164)	(1,750)
CIS Group	(207)	(152)	(359)
Production Group	(530)	(23)	(553)
Corporate Office	(9,298)	(74)	(9,372)

Business segment results	$38,809	$(3,930)	$34,879
Eliminations and other	1,055	(6)	1,049
Consolidated results	$39,864	$(3,936)	$35,928

Three Months Ended March 31, 2012
(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Network	$42,228	$(1,429)	$40,799
Domashny Network	2,421	(359)	2,062
Peretz Network	2,711	(776)	1,935
CTC Television Station Group	11,144	(495)	10,649
Domashny Television Station Group	1,998	(711)	1,287
Peretz Television Station Group	8	(1,211)	(1,203)
CIS Group	(137)	(117)	(254)
Production Group	(571)	(7)	(578)
Corporate Office	(5,646)	(47)	(5,693)

Business segment results	$54,156	$(5,152)	$49,004
Eliminations and other	972	(5)	967
Consolidated results	$55,128	$(5,157)	$49,971